Exhibit 5.01

July 27, 2006

Hologic, Inc.

35 Crosby Drive

Bedford, Massachusetts 01730

Re:	Registration Statement on Form S-3 for Hologic, Inc.

Ladies and Gentlemen:

We have acted as counsel to Hologic, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Securities Act”), a total of 2,328,824 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock”). The Company is also registering under the Securities Act, 2,328,824 Rights (as defined below). The Rights are issuable pursuant to that certain Rights Agreement dated September 17, 2002 between the Company and American Stock Transfer & Trust Co. (the “Rights Agreement”) providing, in effect, for the delivery of a right (a “Right”), along with each share of Common Stock issued by the Company. The selling stockholders obtained their Shares in connection with the Company’s acquisition of Suros Surgical Systems, Inc. pursuant to an Agreement and Plan, dated as of April 17, 2006, by and among the Company, Swordfish Acquisition, Inc. and Suros Surgical Systems, Inc. (the “Merger Agreement”).

For purposes of this opinion, we have assumed, without any investigation, (i) the legal capacity of each natural person, (ii) the full power and authority of each entity and person other than the Company to execute, deliver and perform each document heretofore executed and delivered or hereafter to be executed and delivered and to do each other act heretofore done or hereafter to be done by such entity or person, (iii) the due authorization by each entity or person other than the Company of each document heretofore executed and delivered or hereafter to be executed and delivered and to do each other act heretofore done or to be done by such entity or person, (iv) the due execution and delivery by each entity or person other than the Company of each document heretofore executed and delivered or hereafter to be executed and delivered by such entity or person, (v) the legality, validity, binding effect and enforceability of each document heretofore executed and delivered or hereafter to be executed and delivered by each entity or person other than the Company and of each other act heretofore done or hereafter to be done by such entity or person, (vi) the genuineness of each signature on, and the completeness of each document submitted to us as an original, (vii) the conformity to the original of each document submitted to us as a copy, (viii) the authenticity of the original of each document submitted to us as a copy, (ix) the completeness, accuracy and proper indexing of all governmental and judicial records searched and (x) no modification of any provision of any document, no waiver of any right or remedy and no exercise of any right or remedy other than in a commercially reasonable and conscionable manner and in good faith.

In connection with this opinion, we have examined the following documents (collectively, the “Documents”):

1.	a copy of the Certificate of Incorporation of the Company, as amended, as in effect on the date hereof;

2.	a copy of the Amended and Restated Bylaws of the Company, as in effect on the date hereof;

3.	the corporate records and resolutions of the Company relating to the proceedings of stockholders and directors of the Company;

4.	a copy of the executed Merger Agreement;

5.	a copy of the Certificate of Merger as filed with the State of Delaware on July 27, 2006;

6.	a copy of the executed Registration Rights Agreement, dated as of July 27, 2006, among the Company and the Stockholder Representative (as defined therein);

7.	the Rights Agreement; and

8.	the Registration Statement.

In connection with our opinion expressed below, we have assumed that, at or before the time of any resale of the Shares pursuant to the Registration Statement and that there will not have occurred any change in law affecting the validity of the issuance of such Shares or their status as fully paid and nonassessable.

We have, without independent investigation, relied upon the representations and warranties of the various parties as to matters of objective fact contained in the Documents.

We have not made any independent review or investigation of orders, judgments, rules or other regulations or decrees by which the Company or any of its property may be bound, nor have we made any independent investigation as to the existence of actions, suits, investigations or proceedings, if any, pending or threatened against the Company.

The opinions expressed herein are based solely upon: (1) our review of the Documents; (2) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein; and (3) such review of published sources of law as we have deemed necessary.

Our opinions contained herein are limited to the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws, and the federal law of the United States of America.

We express no legal opinion upon any matter other than those explicitly addressed in numbered paragraphs 1 through 2 below, and our express opinions therein contained shall not be interpreted to be an implied opinion upon any other matter.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized and, when issued in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and nonassessable.

2.	The Rights have been duly authorized for issuance, and, when issued in accordance with the terms of the Rights Agreement, will be validly issued, fully paid and nonassessable.

We understand that this opinion is to be used in connection with the Registration Statement. We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm wherever it appears in the Registration Statement, including the prospectus a part thereof and any amendments and supplements thereto. This opinion may be used in connection with the offering of the Shares only while the Registration Statement, as it may be amended from time to time, remains effective under the Securities Act.

Very truly yours,

/s/ Brown Rudnick Berlack Israels LLP

PJF/SPW/MSG/JHC